UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2014 (September 24, 2014)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On September 15, 2014, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with VLD Sweetwater L.P. (the “Seller”), a California limited partnership, which is not affiliated with the Company, RREEF America or any of their respective affiliates. On September 24, 2014, pursuant to the Assignment of Agreement of Purchase and Sale, by and between RREEF America and RPT Terra Nova Plaza, LLC (“RPT Terra Nova”), a Delaware limited liability company and indirect wholly-owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through RPT Terra Nova.
Pursuant to the terms of the Purchase Agreement, the Company, through RPT Terra Nova, has agreed to purchase a 96,114 square-foot retail strip on a 8.34 acre site in Chula Vista, California (the “Property”) for a gross purchase price of approximately $21.85 million, exclusive of closing costs. The purchase price includes a previously paid non-refundable deposit of $500,000.
The acquisition of the Property is subject to substantial conditions to closing, including, but not limited to: (1) the Company’s approval of all matters related to title, survey and zoning; (2) Seller's performance of its covenants and the accuracy of its representations and warranties in the Purchase Agreement; (3) the absence of a material adverse change to the Property and the rent roll prior to closing; (4) the receipt by the Company of acceptable tenant estoppels; and (5) the receipt by the Company of acceptable subordination, non-disturbance and attornment agreements from each tenant .
There is no assurance that the Company will close the acquisition of the Property on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Julianna S. Ingersoll
Name:	Julianna S. Ingersoll
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: September 25, 2014